                           OFFER TO PURCHASE FOR CASH
            UP TO 50,000,000 SHARES OF COMMON STOCK, PAR VALUE $.01
                                       OF
                              CENDANT CORPORATION
                  AT A PURCHASE PRICE NOT GREATER THAN $22.50
                         NOR LESS THAN $19.75 PER SHARE
                                       BY
                           CENDANT STOCK CORPORATION,
                          A WHOLLY OWNED SUBSIDIARY OF
                              CENDANT CORPORATION

--------------------------------------------------------------------------------
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON THURSDAY, JULY 15, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    Cendant Stock Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), invites the shareholders of Cendant to tender shares of Cendant common stock, par value $.01 per share ("Shares"), to Purchaser at prices not greater than $22.50 nor less than $19.75 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    Purchaser will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $22.50 nor less than $19.75 per Share), net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Purchaser will select the lowest Purchase Price that will allow it to buy 50,000,000 Shares validly tendered and not properly withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered and not properly withdrawn at prices not greater than $22.50 nor less than $19.75 per Share). Purchaser will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. Purchaser reserves the right, in its sole discretion, to purchase more than 50,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at Purchaser's expense. See
Section 15.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CD." On June 15, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $19.75. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES. SEE SECTION 7.

    EACH OF THE RESPECTIVE BOARDS OF DIRECTORS OF PURCHASER AND CENDANT HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF PURCHASER, CENDANT, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITORY MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EXCEPT AS SET FORTH IN SECTION 9, PURCHASER AND CENDANT HAVE BEEN ADVISED THAT NONE OF THEIR RESPECTIVE DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 9.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

                    The Information Agent for the offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

June 16, 1999

                                   IMPORTANT

    Any shareholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents required by the Letter of Transmittal), (ii) follow the procedure for book-entry delivery set forth in Section 3, or (iii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF PURCHASER OR CENDANT AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY PURCHASER OR CENDANT.

                            ------------------------

                               TABLE OF CONTENTS

SECTION                                                                                                        PAGE
-----------------------------------------------------------------------------------------------------------  ---------
SUMMARY....................................................................................................          4
INTRODUCTION...............................................................................................          6
THE OFFER..................................................................................................          8
   1. Number of Shares; Proration..........................................................................          8
   2. Tenders by Owners of Fewer than 100 Shares...........................................................          9
   3. Procedure for Tendering Shares.......................................................................         10
   4. Withdrawal Rights....................................................................................         14
   5. Purchase of Shares and Payment of Purchase Price.....................................................         15
   6. Certain Conditions of the Offer......................................................................         16
   7. Price Range of Shares; Dividends.....................................................................         18
   8. Background and Purpose of the Offer; Certain Effects of the Offer....................................         18
   9. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares........         20
  10. Source and Amount of Funds...........................................................................         21
  11. Certain Information about Cendant....................................................................         21
  12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act...................         27
  13. Certain Legal Matters; Regulatory Approvals..........................................................         28
  14. Certain U.S. Federal Income Tax Consequences.........................................................         28
  15. Extension of the Offer; Termination; Amendments......................................................         31
  16. Fees and Expenses....................................................................................         32
  17. Miscellaneous........................................................................................         33
SCHEDULE I - Certain Transactions Involving Shares.........................................................        S-1
ANNEX A - Unaudited Pro Forma Consolidated Financial Statements............................................        A-1

                                    SUMMARY

    THIS GENERAL SUMMARY IS PROVIDED FOR THE CONVENIENCE OF HOLDERS OF SHARES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC DETAILS OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO. CAPITAL TERMS USED IN THIS SUMMARY WITHOUT DEFINITION SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO SUCH TERMS IN THIS OFFER TO PURCHASE.

Purchaser....................  Cendant Stock Corporation, a Delaware corporation with principal executive offices at 9 West 57(th) Street, 37(th)
                               Floor, New York, New York 10019.
Cendant......................  Cendant Corporation, a Delaware corporation with principal executive offices at 9 West 57(th) Street, 37(th) Floor, New
                               York, New York 10019.
Shares.......................  Shares of Cendant common stock, par value $.01 per share.
Number of Shares to be
  Purchased..................  50,000,000 Shares (or such lesser number of Shares as are validly tendered and not properly withdrawn) pursuant to the
                               Offer.
Purchase Price...............  Purchaser will select the lowest single per Share net cash price, not greater than $22.50 nor less than $19.75 per
                               Share, that will allow it to buy 50,000,000 Shares (or such lesser number of Shares as are validly tendered and not
                               properly withdrawn) pursuant to the Offer. All Shares
                               acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of
                               Transmittal the minimum price (not greater than $22.50 nor less than $19.75 per Share) at which such shareholder is
                               willing to have Shares purchased by Purchaser or must check the box in the Letter of Transmittal indicating that the
                               shareholder is tendering Shares at the Purchase Price.
How to Tender Shares.........  See Section 3. Call the Information Agent, the Dealer
                               Manager or consult your broker for assistance.
Brokerage Commissions........  None for registered shareholders who tender their Shares directly to the Depositary. Shareholders holding Shares
                               through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.
Stock Transfer Tax...........  None, if payment is made to the registered holder.
Expiration and Proration
  Dates......................  Thursday, July 15, 1999, at 12:00 Midnight, New York City
                               time, unless extended by Purchaser.
Proration....................  In the event that proration of tendered Shares is required, proration for each shareholder tendering Shares, other than
                               Odd Lot Owners, shall be based on the ratio of the number of
                               Shares tendered by such shareholder at or below the Purchase
                               Price to the total number of Shares tendered by all
                               shareholders, other than Odd Lot Owners, at or below the
                               Purchase Price.
Payment Date.................  As soon as practicable after the Expiration Date.

Position of Purchaser,
  Cendant and their
  Respective Directors.......  Neither Purchaser, Cendant nor any of their respective
                               Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. Except as set forth in Section 9, Purchaser and Cendant have been advised that none of their respective directors or executive officers intends to tender any Shares pursuant to the Offer.
Withdrawal Rights............  Tendered Shares may be withdrawn at any time prior to 12:00
                               Midnight, New York City time, on Thursday, July 15, 1999,
                               unless the Offer is extended by Purchaser and unless
                               previously purchased, after August 12, 1999. See Section 4.
Odd Lots.....................  There will be no proration of Shares tendered by any shareholder owning beneficially fewer than 100 Shares in the aggregate (including Shares reflecting interests in the
                               Savings Plans (as defined)) as of June 15, 1999, who
                               continues to beneficially own fewer than 100 Shares on the
                               Expiration Date, and who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who
                               checks the "Odd Lots" box in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See
                               Section 1.
Further Developments
  Regarding the Offer........  Call the Information Agent, the Dealer Manager or consult your broker.

TO THE HOLDERS OF SHARES OF
  COMMON STOCK OF CENDANT CORPORATION:

                                  INTRODUCTION

    Cendant Stock Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), invites the shareholders of Cendant to tender shares of Cendant common stock, par value $.01 per share ("Shares"), to Purchaser at prices not greater than $22.50 nor less than $19.75 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    Purchaser will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $22.50 nor less than $19.75 per Share), net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Purchaser will select the lowest Purchase Price that will allow it to buy 50,000,000 Shares validly tendered and not properly withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered and not properly withdrawn at prices not greater than $22.50 nor less than $19.75 per Share). Purchaser will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. Purchaser reserves the right, in its sole discretion, to purchase more than 50,000,000 Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    If, prior to the Expiration Date, more than 50,000,000 Shares (or such greater number of Shares as Purchaser may elect to purchase) are validly tendered at or below the Purchase Price and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date) and then on a PRO RATA basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date). Purchaser will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitations fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on Purchaser's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL OR OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO A REQUIRED FEDERAL BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. IN ADDITION, THE DEPOSITARY WILL WITHHOLD UNITED STATES FEDERAL INCOME TAX AT A RATE OF 30% FROM THE GROSS PROCEEDS PAID PURSUANT TO THE OFFER TO A FOREIGN SHAREHOLDER (AS DEFINED IN SECTION 3) OR HIS AGENT, UNLESS THE DEPOSITARY DETERMINES THAT AN EXEMPTION FROM, OR A REDUCED RATE OF, WITHHOLDING TAX IS AVAILABLE PURSUANT TO A TAX TREATY OR THAT AN EXEMPTION FROM WITHHOLDING OTHERWISE APPLIES. SEE SECTION 3 FOR A DISCUSSION OF THE APPLICABLE U.S. FEDERAL INCOME TAX WITHHOLDING RULES AND THE POTENTIAL FOR BEING SUBJECT TO REDUCED WITHHOLDING AND FOR OBTAINING A REFUND OF ALL OR A PORTION OF ANY TAX WITHHELD. In addition, Purchaser will pay all fees and expenses of Banc of America Securities LLC, as Dealer Manager ("Banc of America" or the "Dealer Manager"), and ChaseMellon Shareholder Services, L.L.C., as Information Agent and as Depositary (the "Information Agent" and the "Depositary", respectively) in connection with the Offer. See Section 16.

    EACH OF THE RESPECTIVE BOARDS OF DIRECTORS OF PURCHASER AND CENDANT HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF PURCHASER, CENDANT, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EXCEPT AS SET FORTH IN SECTION 9, PURCHASER AND CENDANT HAVE BEEN ADVISED THAT NONE OF THEIR RESPECTIVE DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 9.

    Purchaser's and Cendant's respective Boards of Directors believe that Cendant's financial condition and outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In addition, Purchaser's and Cendant's respective Boards of Directors believe that the Offer is in the best interest of their companies and their shareholders and they further believe that it will enhance shareholder value in the short term and the long term. Purchaser is making the Offer to (i) improve Cendant's capital structure for the benefit of Cendant shareholders, by using certain of the proceeds to be realized by Cendant from the disposition (the "Merger") of Cendant's fleet management and fuel card businesses (the "Fleet Business") to Avis Rent A Car, Inc., a Delaware corporation ("Avis") and (ii) afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Offer also gives shareholders an opportunity to sell their Shares at a price equal to or greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. After the Offer is completed, Cendant expects to have sufficient cash flow and access to other sources of capital to fund its businesses.

    As of the close of business on June 11, 1999, there were 768,183,412 Shares outstanding and 107,042,510 Shares issuable upon exercise of outstanding stock options currently execisable or exercisable within 60 days hereof ("Options") under Cendant's stock option plans. As of the close of business on June 11, 1999 there were 28,573,000 Income PRIDES and 1,327,000 Growth PRIDES outstanding (the "FELINE PRIDES"). The FELINE PRIDES are convertible into Shares by operation of forward purchase contracts which call for the holder of FELINE PRIDES to purchase a minimum of 1.0395 Shares and a maximum of 1.3514 Shares per FELINE PRIDE, depending upon the average of the closing price per Share for a 20 consecutive trading day period ending in mid-February of 2001. Cendant intends to issue additional FELINE PRIDES in connection with the settlement of the class action claims brought by holders of existing FELINE PRIDES (the "New FELINE PRIDES"). In addition, as of the close of business on June 11, 1999 there was $550 million aggregate principal amount of 3% Convertible Subordinated Notes ("3% Notes") outstanding, with each $1,000 principal amount of 3% Notes convertible into 32.6531 Shares (subject to adjustment in certain events). The 50,000,000 Shares that Purchaser is offering to purchase represent approximately 7% of the outstanding Shares (approximately 5% assuming the exercise of all outstanding Options, the conversion of all outstanding FELINE PRIDES and 3% Notes and the conversion of the New FELINE PRIDES). On June 11, 1999, there were 10,585 holders of record of Shares.

    The Cendant Corporation Employee Savings Plan (the "Employee Savings Plan"), the Cendant Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), the PHH Corporation Directors Deferred Stock Retirement Plan (the "PHH Plan") and the Cendant Membership Services, Inc. Savings Incentive Plan (the "Savings Incentive Plan" and together with the Employee Savings Plan, the Deferred Compensation Plan and the PHH Plan, the "Savings Plans") hold Shares in accounts for participants thereunder. Participants may instruct the trustees of the Savings Plans to tender all or part of the Shares reflecting the participant's interest in Shares held in the Savings Plans by following the instructions set forth in "Procedure for Tendering Shares--Savings Plans" in
Section 3.

    Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CD." On June 15, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $19.75. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

    Upon the terms and subject to the conditions of the Offer, Purchaser will purchase 50,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $22.50 nor less than $19.75 per Share, net to the seller in cash, without interest thereon. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, July 15, 1999, unless and until Purchaser in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. See
Section 15 for a description of Purchaser's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to the terms and conditions set forth herein, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be purchased on a pro rata basis, except for Odd Lots. The proration period also expires on the Expiration Date.

    Purchaser will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Purchaser will select the lowest Purchase Price that will allow it to buy 50,000,000 Shares validly tendered and not properly withdrawn pursuant to the Offer (or such lesser number as are validly tendered and not properly withdrawn at prices not greater than $22.50 nor less than $19.75 per Share). Purchaser reserves the right, in its sole discretion, to purchase more than 50,000,000 Shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 15. If (i) Purchaser increases or decreases the price to be paid for Shares, Purchaser increases or decreases the Dealer Manager's fee, Purchaser increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or Purchaser decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the price (not greater than $22.50 nor less than $19.75 per Share) at which such shareholder is willing to have Purchaser purchase Shares (in multiples of $0.25). As promptly as practicable following the Expiration Date, Purchaser will, in its sole discretion, determine the Purchase Price (not greater than $22.50 nor less than $19.75 per Share) that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Purchaser will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at Purchaser's expense as promptly as practicable following the Expiration Date.

    If the number of Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 50,000,000 Shares (or such greater number of Shares as Purchaser may elect to purchase pursuant to the Offer), Purchaser will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

    PRIORITY. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 50,000,000 Shares (or such greater number of Shares as Purchaser may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, Purchaser will purchase such validly tendered Shares in the following order of priority:

        (i) all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

           (a) tenders all Shares (including Shares attributable to individual accounts under the Savings Plans) beneficially owned by such Odd Lot Owner at or below the Purchase Price (tenders of fewer than all Shares beneficially owned by such shareholder will not qualify for this preference); and

           (b) completes the box captioned "Odd Lots" on the Letter of Transmittal (or, in the case of Savings Plans Participants (as defined below) holding Odd Lots, the Direction Form (as defined below) sent to such Participants (see Section 3)) and, if applicable, on the Notice of Guaranteed Delivery, and

        (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a PRO RATA basis.

    PRORATION. In the event that proration of tendered Shares is required, Purchaser will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although Purchaser does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information from the Information Agent or Dealer Manager and may be able to obtain such information from their brokers.

    As described in Section 14, the number of Shares that Purchaser will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will initially be mailed to record holders of Shares as of June 15, 1999 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Cendant's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

    Purchaser, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by or on behalf of shareholders who beneficially owned as of the close of business on June 15, 1999, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, including Shares attributable to individual accounts under the Savings Plans ("Odd Lot Owners").

See Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (including Shares attributable to individual accounts under the Savings Plans) that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (including Shares attributable to individual accounts under the Savings Plans), even if such owners have separate stock certificates for fewer than 100 of such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal (or, with respect to Participants in the Savings Plans who are Odd Lot Owners, the Direction Form (as defined below) sent to such Participants) and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal (or the Direction Form, if applicable) the price at which such Shares are being tendered, except that a shareholder may check the box under the section entitled "Odd Lots" indicating that the shareholder is tendering all of shareholder's Shares (including Shares attributable to individual accounts under the Savings Plans) at the Purchase Price. See Section
3. Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions (provided the shareholder's Shares are held in their own name and the shareholder tenders directly to the Depositary) and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the NYSE.

    Purchaser also reserves the right, but will not be obligated, to purchase all Shares validly tendered by all shareholders who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of, fewer than 100 Shares. If Purchaser exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3. PROCEDURE FOR TENDERING SHARES

    PROPER TENDER OF SHARES.  For Shares to be validly tendered pursuant to the
Offer:

        (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

        (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

    AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.25) AT WHICH SUCH SHAREHOLDER'S SHARES ARE BEING TENDERED, EXCEPT THAT A SHAREHOLDER MAY CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL UNDER THE ONE ENTITLED "ODD LOTS" INDICATING THAT THE SHAREHOLDER IS TENDERING SUCH SHAREHOLDER'S SHARES AT THE PURCHASE PRICE. Shareholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

    In addition, Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal (or, in the case of Savings Plans Participants holding Odd Lots, the Direction Form sent to such Participants (see SAVINGS PLANS, below)) and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder(s) of Shares) tendered therewith and payment and delivery are to be made directly to such registered holder(s), or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Program, the Stock Exchange Medallion Program or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the facility to transfer such Shares into the Depositary's account in accordance with the facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Purchaser has provided with this Offer to Purchase (indicating the price at which Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

        (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

    RETURN OF TENDERED SHARES. If any tendered shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

    FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depository is not provided with the correct taxpayer identification number ("TIN") or another adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service (the "IRS") in addition to the backup withholding. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If backup withholding applies, the Depository is required to withhold 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of the tax withheld. If backup withholding results in overpayment of taxes, a refund may be obtained from the IRS. Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

    TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

    For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14.

    FEDERAL INCOME TAX WITHHOLDING ON FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (E.G., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 14 (e.g., the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" tests) or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of or an exemption form withholding tax, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

    SAVINGS PLANS. As of June 10, 1999, the Employee Savings Plan held 2,967,044 Shares, the Deferred Compensation Plan held 52,520 Shares, the PHH Plan held 46,756 Shares and the Savings Incentive Plan held 1,491,423 Shares. Interests in the Savings Plans are credited to the individual accounts of the Savings Plans' participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "Participants"). Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable, and applicable regulations thereunder, be tendered (or not tendered) by Merrill Lynch Trust Company of New Jersey ("Merrill Lynch"), as trustee of the Employee Savings Plan, the Deferred Compensation Plan and the PHH Plan, and by Neuberger & Berman Trust Company, as trustee of the Savings Incentive Plan, according to the instructions of Participants. Shares for which the trustees of the Savings Plans have not received timely instructions from Participants will not be tendered. The trustees will make available to Participants whose individual accounts are credited with Shares all documents furnished to shareholders generally in connection with the Offer. Each such Participant will also receive a form (the "Direction Form") upon which the Participant may instruct the trustees of the Savings Plans regarding the Offer. Each Participant may direct that all, some or none of the Shares attributable to such Participant's account under the Savings Plans be tendered and the price at which such Shares are to be tendered. Purchaser, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by or on behalf of shareholders who beneficially owned as of the close of business on June 15, 1999, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, including Shares attributable to individual accounts under the Savings Plans. See Section 2. Purchaser will also provide additional information in a separate letter with respect to the application of the Offer to Participants in the Savings Plans. PARTICIPANTS IN SAVINGS PLANS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE SAVINGS PLANS ARE URGED TO READ THE DIRECTION FORM AND RELATED MATERIALS CAREFULLY. All proceeds received by the trustees on account of Shares purchased from the Savings Plans will be reinvested in the Stable Value Fund Account for Participants in the Employee Savings

Plan, in the Merrill Lynch Retirement Reserves Fund Account for Participants in the Deferred Compensation Plan and the PHH Plan and in the Evergreen Select Money Market Fund Account for Participants in the Savings Incentive Plan as soon as administratively possible and such investments will be credited to Participants' individual accounts. Participants may contact either the Metropolitan Life Insurance Company, the plan administrator, or Merrill Lynch, as applicable, after the reinvestment is complete at (800) I GOT MET and (800) 228-401K, respectively, to have any proceeds of the sale of Shares that were reinvested in their respective accounts invested in a different manner subject to the provisions of the Savings Plans.

    TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; PURCHASER'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to Purchaser within the period specified in the Offer, or
(b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to Purchaser within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to Purchaser that (a) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of Purchaser, Cendant, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO PURCHASER, CENDANT, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO PURCHASER, CENDANT, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn after August 12, 1999.

    For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. None of Purchaser, Cendant, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

    If Purchaser extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Purchaser all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

    Participants in the Savings Plans should disregard the foregoing procedures with respect to Shares attributable to their individual accounts in the Savings Plans and should follow the procedures for withdrawal included in the letter furnished to such participants by Purchaser.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

    Purchaser will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not properly withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not properly withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Purchaser may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) Purchaser increases or decreases the price to be paid for Shares, Purchaser increases or decreases the Dealer Manager's fee, Purchaser increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or Purchaser decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    Upon the terms and subject to the conditions of the Offer, Purchaser will purchase and pay a single per Share Purchase Price for all Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

    Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering shareholders. In the event of proration, Purchaser will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, Purchaser does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE INCLUDING, WITHOUT LIMITATION, BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, Purchaser may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    Purchaser will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to Purchaser of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4 (f) promulgated under the Exchange Act, if at any time on or after June 16, 1999 and prior to the Expiration Date (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) (i) the Closing (as defined in the Agreement and Plan of Merger and Reorganization, by and among PHH Corporation, a Maryland corporation and a wholly owned subsidiary of Cendant ("PHH"), PHH Holdings Corporation, a Texas corporation and a wholly-owned subsidiary of PHH ("Holdings"), Avis and Avis Fleet Leasing and Management Corporation, a Texas corporation and a wholly owned subsidiary of Avis ("Avis Fleet"), dated as of May 22, 1999 (the "Merger Agreement")) pursuant to the Merger Agreement shall not have been consummated in accordance with the terms of the Merger Agreement, or (ii) any of the following events shall have occurred (or shall have been determined by Purchaser to have occurred) that, in Purchaser's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Purchaser or Cendant), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

        (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (ii) could, in the reasonable judgment of Purchaser, materially affect the business, condition (financial or other), income, operations or prospects of Cendant and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Cendant and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to Purchaser or Cendant; or

        (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Cendant or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the reasonable judgment of Purchaser, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

        (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
    (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the reasonable judgment of Purchaser might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the reasonable judgment of Purchaser a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Cendant and its subsidiaries, taken as a whole, or on the trading in Shares or on the proposed financing of the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on June 16, 1999; or

        (d) any change or changes shall have occured or be threatened in the business, condition (financial or other), income, operations or prospects of Cendant and its subsidiaries, taken as a whole, which in the reasonable judgment of Purchaser is or may be material to Cendant and its subsidiaries taken as a whole; or

        (e) a tender or exchange offer with respect to some or all Shares (other than the Offer), or a merger or acquisition proposal for Cendant, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or Purchaser shall have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

        (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Cendant or any Shares; or

        (g) the Merger Agreement shall have been terminated.

    The foregoing conditions are for Purchaser's sole benefit and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or omission by Purchaser) or may be waived by Purchaser in whole or in part. Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Purchaser waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by Purchaser concerning the events described above and any related judgment or decision by Purchaser regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

    Shares are listed and principally traded on the NYSE under the symbol "CD". The high and low sales prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

                                                                                HIGH      LOW
                                                                               -------  -------
1997
  1st Quarter................................................................. $27 1/2  $22 1/2
  2nd Quarter.................................................................  27       19 1/4
  3rd Quarter.................................................................  31 7/8   23 5/16
  4th Quarter.................................................................  34 3/8   25 1/2

1998
  1st Quarter.................................................................  41 1/2   32 1/8
  2nd Quarter.................................................................  41 11/16  17
  3rd Quarter.................................................................  22 7/8   10 1/16
  4th Quarter.................................................................  20 3/4    6 1/2

1999
  1st Quarter.................................................................  22 9/16  14 7/8
  2nd Quarter (through June 15, 1999).........................................  20 3/4   15 1/2

    The closing per Share sales price as reported on the NYSE Composite Tape on June 15, 1999, the last full trading day before the announcement of the Offer, was $19.75. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

    Cendant's dividend policy is to retain its earnings for the development and expansion of its business and the repayment of indebtedness and it does not anticipate paying dividends on Shares in the foreseeable future.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    Purchaser is making the Offer to (i) improve Cendant's capital structure for the benefit of Cendant shareholders, by using certain of the proceeds to be realized by Cendant upon the disposition of the Fleet Business and (ii) afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, Purchaser expects Cendant to have sufficient cash flow and access to other sources of capital to fund its businesses.

    Cendant's Board of Directors believes that Cendant's financial condition and outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In addition, Cendant's Board of Directors believes that, given Cendant's business, assets and prospects, the purchase of Shares pursuant to the Offer by Purchaser is an attractive investment that will benefit Cendant and its remaining shareholders. The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $22.50 nor less than $19.75 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to Purchaser without the usual costs associated with a market sale. The Offer gives shareholders an opportunity to sell their Shares at a price equal to or greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. The Offer would also allow Odd Lot Owners (whose Shares are held in their own name and who tender directly to the Depositary) whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to Cendant for services to shareholders should be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in Cendant's equity, and therefore in Cendant's future earnings and assets, subject to Cendant's right to issue additional Shares and other equity securities in the future.

    EACH OF THE RESPECTIVE BOARDS OF DIRECTORS OF PURCHASER AND CENDANT HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF PURCHASER, CENDANT, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER PURCHASER, CENDANT NOR THEIR RESPECTIVE BOARDS OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. EXCEPT AS SET FORTH IN SECTION 9, PURCHASER AND CENDANT HAVE BEEN ADVISED THAT NONE OF THEIR RESPECTIVE DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 9.

    As of June 11, 1999, except as described below, no person was known by Purchaser or Cendant to be the beneficial owner of more than 5% of the outstanding Shares. Purchaser and Cendant understand from publicly available reports to the Commission that Capital Research and Management Company may be deemed to beneficially own 105,145,240 outstanding Shares or approximately 14% (11% assuming the exercise of all outstanding Options, the conversion of all outstanding FELINE PRIDES and 3% Notes and the conversion of the New FELINE PRIDES) of the outstanding Shares; and Massachusetts Financial Services Company may be deemed to beneficially own 55,904,878 outstanding Shares or approximately 7% (6% assuming the exercise of all outstanding Options, the conversion of all outstanding FELINE PRIDES and 3% Notes and the conversion of the New FELINE PRIDES) of the outstanding Shares. If Purchaser purchases 50,000,000 Shares pursuant to the Offer, assuming no Shares owned by Capital Research and Management Company or Massachusetts Financial Services Company are tendered in the Offer, 105,145,240 and 55,904,878 Shares would represent 15% and 8%, respectively, of the outstanding Shares (12% and 6%, respectively, assuming the exercise of all outstanding Options, the conversion of all outstanding FELINE PRIDES and 3% Notes and the conversion of the New FELINE PRIDES).

    In November 1998, Cendant's Board of Directors had authorized the repurchase of up to $1.0 billion of the then outstanding Shares (the "Repurchase Program"). Shares were to be purchased from time to time in the open market or unsolicited negotiated transactions, including block purchases. The timing of the Repurchase Program and number of Shares repurchased was to be dictated by overall financial and market conditions. During the first quarter of 1999, Cendant's Board of Directors authorized an additional $600 million for Share repurchases under the Repurchase Program. Since December 1998, Cendant has repurchased 83,892,700 Shares for approximately $1.6 billion under the Repurchase Program. Rule 13e-4 under the Exchange Act prohibits Purchaser and Cendant from making any purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer. Thereafter, Cendant may resume the Repurchase Program if further authorization is received by the Board of Directors. Any Share purchases under the Repurchase Program or otherwise may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any future purchases by Cendant, either pursuant to the Repurchase Program or otherwise, will depend on numerous factors, including the market price of Shares, the results of the Offer, Cendant's business and financial condition and general economic and market conditions. The consideration paid for Shares purchased in the Offer will not be counted in the aggregate amount of the repurchase authorization under the Repurchase Program.

    Any Shares purchased pursuant to the Offer will be transferred directly to Purchaser from the Depositary and retained by Purchaser as treasury stock (unless and until Cendant and Purchaser determine to retire such Shares) and be available for issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in Cendant's businesses, and satisfaction of obligations under existing or future employee benefit plans. Cendant and Purchaser have no current plan for issuance of Shares repurchased pursuant to the Offer.

    Except as disclosed in this Offer to Purchase, neither Purchaser nor Cendant currently has any plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of Cendant or the disposition of securities of Cendant; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Cendant or any or all of its subsidiaries; (c) other than as previously publicly announced, a sale or transfer of a material amount of assets of Cendant or any of its subsidiaries;
(d) any change in the present Board of Directors or management of Cendant; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of Cendant; (f) any other material change in Cendant's corporate structure or business; (g) any change in Cendant's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of Cendant by any person; (h) a class of equity security of Cendant being delisted from a national securities exchange; (i) a class of equity security of Cendant becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of Cendant's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

    As of June 11, 1999, there were 768,183,412 Shares outstanding and 107,042,510 Shares issuable upon exercise of all outstanding vested Options. As of June 11, 1999, all directors and executive officers of Cendant and its subsidiaries (including Purchaser) as a group beneficially owned an aggregate of 41,442,592 Shares (including 38,659,719 Shares issuable upon the exercise of Options exercisable within 60 days of such date), which constituted approximately 5% of the outstanding Shares (including Shares issuable if Options held by Cendant's directors and executive officers exercisable within 60 days of such date were exercised) at such time. Purchaser has been advised that Robert
D. Kunisch, Vice Chairman and Director of Cendant (who intends to retire within 30 days of the Offer in connection with the divestiture of the Fleet Business), intends to tender Shares in the Offer. If Purchaser purchases 50,000,000 Shares pursuant to the Offer (approximately 7% of the outstanding Shares as of June 11, 1999), and assuming the repurchase of all Shares tendered by Mr. Kunisch and that no other director or executive officer tenders Shares pursuant to the Offer (as is intended by the directors and executive officers), then after the purchase of Shares pursuant to the Offer, all directors and executive officers of Cendant and its subsidiaries as a group would beneficially own approximately 5% of the outstanding Shares (including 38,659,719 Shares issuable if Options held by Cendant's directors and executive officers exercisable within 60 days of such date were exercised).

    As of June 11, 1999, no director or executive officer of Cendant and its subsidiaries had beneficial ownership of more than 1% of the outstanding Shares, except Henry R. Silverman, Chairman of the Board, President and Chief Executive Officer of Cendant, whose beneficial ownership was approximately 3% of the outstanding Shares (including Shares issuable if Options held by Cendant's directors and executive officers exercisable within 60 days of such date were exercised). If Purchaser purchases 50,000,000 Shares pursuant to the Offer, assuming no Shares beneficially owned by Mr. Silverman are tendered in the Offer (as is intended by Mr. Silverman) Shares beneficially owned by Mr. Silverman would represent approximately 3% of the outstanding Shares (including Shares issuable if Options held by Cendant's directors and executive officers exercisable within 60 days of such date were exercised).

    Except as set forth in Section 8 hereof or in Schedule I hereto, based on the Purchaser's and Cendant's records and information provided to Purchaser and Cendant by their respective directors, executive officers, associates and subsidiaries, neither Purchaser, Cendant nor any of their associates or subsidiaries or persons controlling Cendant nor, to the best of Purchaser's and Cendant's knowledge, any of the directors or executive officers of Purchaser or Cendant or any of their subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in Shares during the 40 business days prior to the date hereof.

    Except as set forth in this Offer to Purchase, neither Purchaser, Cendant nor any person controlling Cendant nor, to Purchaser's and Cendant's knowledge, any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of Cendant (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS

    Assuming that Purchaser purchases 50,000,000 Shares pursuant to the Offer at the maximum specified purchase price of $22.50 per Share, Purchaser expects the maximum aggregate cost, including all taxes, fees and expenses applicable to the Offer, to be approximately $1,127,000,000.

    Purchaser intends to finance the Offer and to pay related taxes, fees and expenses, from the cash proceeds realized from the repayment of intercompany indebtedness resulting from the disposition of the Fleet Business. The Merger Agreement in connection with the disposition of the Fleet Business provides, among other things, that Avis Fleet will acquire all of the capital stock and other equity interests of all of the subsidiaries of Holdings in consideration for the issuance by Avis Fleet of approximately $360 million of convertible preferred stock of Avis Fleet and the assumption and repayment by Avis Fleet of approximately $1.44 billion of intercompany indebtedness owed to PHH. The merger is presently expected to close on or about June 30, 1999. The closing of the Merger is conditioned upon receipt by Avis Fleet of financing necessary to consummate the transaction and other conditions customary for transactions of this type.

    The Offer is conditioned upon the closing of the Merger in order to (i) finance the Offer, and (ii) pay related taxes, fees and expenses. If the divestiture of the Fleet Business has not been consummated prior to the initial Expiration Date in an amount sufficient to finance Purchaser's purchase of Shares pursuant to the Offer and to pay related taxes, fees and expenses, Purchaser intends to extend the Expiration Date from time to time for a period not to extend beyond such time as the Merger is consummated or the Merger Agreement has been terminated in accordance with its terms, and the other conditions to the Offer have been satisfied or waived.

    A copy of the Merger Agreement has been filed as an exhibit to Purchaser's Issuer Tender Offer Statement on Schedule 13E-4. Reference is made to such exhibit for a more complete description of the Merger Agreement.

11. CERTAIN INFORMATION ABOUT CENDANT

    This Offer to Purchase contains forward looking statements with respect to Cendant's expectations or belief concerning future events. These statements are based on Cendant's current expectations and the current economic environment. Cendant cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's filings with the Commission, including Cendant's Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, including the resolution of the pending class action litigation against Cendant and Cendant's ability to implement its plan to divest non-strategic assets.

    SUMMARY. Cendant is one of the foremost consumer and business services companies in the world. Cendant was created through the merger of HFS Incorporated ("HFS") into CUC International Inc. ("CUC") in December 1997 with the resultant corporation being renamed Cendant Corporation. Cendant provides the fee-based services formerly provided by each of CUC and HFS, including travel services, real estate services and membership-based consumer services, to Cendant's customers throughout the world.

    Cendant operates in four principal divisions-travel related services, real estate related services, alliance marketing related services and other consumer and business services. Cendant's business provides a wide range of complementary consumer and business services, which together represent seven business segments (excluding the Fleet Business). The travel related services businesses facilitate vacation timeshare exchanges, and franchise car rental and hotel businesses; the real estate related services businesses franchise real estate brokerage business, provide home buyers with mortgages and assist in employee relocation; and the alliance marketing related services businesses provide an array of value driven products and services. Cendant's other consumer and business services, include car parks and vehicle emergency support and rescue services in the United Kingdom, credit information services, financial products and other consumer-related services.

    As a franchisor of hotels, residential real estate brokerage offices, car rental operations and tax preparation services, Cendant licenses the owners and operation of independent businesses to use its brand names. Cendant does not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices (except for certain company-owned Jackson Hewitt offices which Cendant intends to franchise). Instead, Cendant provides its franchise customers with services designed to increase their revenue and profitability.

    SHAREHOLDER LITIGATION. Since Cendant's April 15, 1998 announcement of the discovery of accounting irregularities in the former CUC business units, and prior to the date of this Offer to Purchase, 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitrations have been filed against Cendant and other defendants. The plaintiffs in these proceedings assert, among other things, various claims under the federal securities laws including claims under Sections 11, 12 and 15 of the Securities Act of 1933 and Sections 10(b), 14(a) and 20(a) of and Rules 10b-5 and 14a-9 under the Securities Exchange Act of 1934 and state statutory and common laws, including claims that financial statements previously issued by Cendant and CUC allegedly were materially false and misleading and caused the price of our securities to be artificially inflated.

    In addition, the staff of the Commission and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting irregularities. The Commission staff has advised Cendant that its inquiry should not be construed as an indication by the Commission or its staff that any violations of law have occurred. While Cendant has made all adjustments considered necessary as a result of the findings of the Investigations and the restatement of our financial statements for 1997, 1996 and 1995 and the first six months of 1998, Cendant can provide no assurances that additional adjustments will not be required as a result of these government investigations.

    Other than the PRIDES litigation discussed below, Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these proceedings and investigations or to estimate the amounts or potential range of loss with respect to the resolution of these proceedings and investigations. In addition, the timing of the final resolution of these proceedings and investigations is uncertain. The possible outcomes or resolutions of these proceedings and investigations could include judgments against Cendant or settlements and could require substantial payments by Cendant. Cendant's management believes that adverse outcomes in such proceedings and investigations or any other resolutions

(including settlements) could have a material impact on Cendant's financial condition, results of operations and cash flows.

    On March 17, 1999, Cendant announced that it reached a final settlement agreement with plaintiff's counsel representing the class of holders of Cendant's PRIDES securities who purchased their securities on or prior to April 15, 1998 ("eligible persons") to settle their class action claims against Cendant. Under the final settlement agreement, eligible persons will receive a new security -- a Right -- for each PRIDES security held on April 15, 1998. Cendant had originally announced a preliminary agreement in principle to settle such claims on January 7, 1999. The final agreement maintained the basic structure and accounting treatment of the preliminary agreement. On June 7, 1999, the District Court for the District of New Jersey, where the PRIDES litigation is pending, entered an order approving the settlement. Claims based upon purchases of PRIDES made after April 15, 1998, are not covered by this settlement. Current holders of PRIDES will not receive any Rights (unless they also held PRIDES on April 15, 1998).

    Cendant recorded an after-tax charge of approximately $228 million, or $0.26 per diluted share ($351 million pre-tax), in the fourth quarter of 1998 associated with the agreement to settle such PRIDES claims. Cendant recorded an increase in additional paid-in capital of $350 million offset by a decrease in retained earnings of $228 million resulting in a net increase in stockholders' equity of $122 million as a result of the prospective issuance of the Rights. As a result, the settlement should not reduce net book value. In addition, the settlement is not expected to reduce 1999 earnings per share unless Cendant's common stock price materially appreciates.

    FOR ADDITIONAL INFORMATION REGARDING THE SHAREHOLDER LITIGATION DESCRIBED ABOVE REFERENCE IS MADE TO THE ANNUAL REPORT ON FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1999, THAT ARE HEREBY INCORPORATED HEREIN BY REFERENCE.

    HISTORICAL FINANCIAL INFORMATION. The following table sets forth summary historical consolidated financial information of Cendant and its subsidiaries. The historical financial information for fiscal years ended December 31, 1997 and 1998 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of Cendant as reported in Cendant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 and is hereby incorporated herein by reference. In addition, the historical financial information for that portion of fiscal year 1999 presented is unaudited. Such historical financial information for fiscal year 1999 was set forth in Cendant's Quarterly Report on Form 10-Q for the quarter and three months ended March 31, 1999 and is hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the related notes thereto from which it has been derived.

    Cendant had previously restated its financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997 as a result of accounting irregularities which were first discovered by Cendant in April, 1998. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant's accounting functions as a result of the merger involving HFS and CUC and in the course of preparing for the reporting of first quarter 1998 financial results, Cendant noted accounting irregularities in certain CUC business units. As a result, Cendant as well as its Audit Committee, immediately began intensive investigations (the "Investigations").

    On July 14, 1998, Cendant announced that the accounting irregularities were greater than those initially discovered in April 1998 and that the irregularities affected the accounting records of the majority of the CUC business units. On August 13, 1998, Cendant announced that the Investigations undertaken by Cendant were complete. On August 27, 1998, Cendant announced that its Audit Committee had submitted its report (the "Report") to the Board of Directors examining the accounting irregularities and its conclusions regarding responsibility for those actions. A copy of the Report has been filed as an exhibit to Cendant's Current Report on Form 8-K dated August 28, 1998.

    Copies of the reports described above may be inspected or obtained from the Commission in the manner specified in "--Additional Information" below.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                       YEAR ENDED             THREE MONTHS ENDED
                                                               --------------------------  ------------------------
                                                               DECEMBER 31,  DECEMBER 31,   MARCH 31,    MARCH 31,
                                                                 1997(1)     1998(2)(3)(4)   1998(2)      1999(2)
                                                               ------------  ------------  -----------  -----------
STATEMENT OF INCOME DATA
Net revenues.................................................   $  4,051.9    $  5,086.6    $ 1,119.9    $ 1,304.9
                                                               ------------  ------------  -----------  -----------
Income from continuing operations before income taxes,
  minority interest, extraordinary gain and cumulative effect
  of accounting change.......................................        229.2         291.7        315.8        303.0
                                                               ------------  ------------  -----------  -----------
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change.................         49.1         145.7        196.3        181.4
Loss from discontinued operations, net of tax................         (9.6)        (10.8)       (23.4)       (12.1)
Gain on sale of discontinued operations, net of tax..........           --         404.7           --        192.7
Extraordinary gain, net of tax...............................         26.4            --           --           --
Cumulative effect of accounting change, net of tax...........       (283.1)           --           --           --
                                                               ------------  ------------  -----------  -----------
Net income (loss)............................................   $   (217.2)   $    539.6    $   172.9    $   362.0
                                                               ------------  ------------  -----------  -----------
                                                               ------------  ------------  -----------  -----------
Income (loss) per share:
Basic
  Income from continuing operations before extraordinary gain
    and cumulative effect of accounting change...............   $     0.06    $     0.17    $    0.23    $    0.23
  Loss from discontinued operations..........................        (0.01)        (0.01)       (0.02)       (0.02)
  Gain on sale of discontinued operations....................           --          0.48           --         0.24
  Extraordinary gain.........................................         0.03            --           --           --
  Cumulative effect of accounting change.....................        (0.35)           --           --           --
                                                               ------------  ------------  -----------  -----------
  Net income (loss)..........................................   $    (0.27)   $     0.64    $    0.21    $    0.45
                                                               ------------  ------------  -----------  -----------
                                                               ------------  ------------  -----------  -----------
Diluted
  Income from continuing operations before extraordinary gain
    and cumulative effect of accounting change...............   $     0.06    $     0.16    $    0.22    $    0.22
  Loss from discontinued operations..........................        (0.01)        (0.01)       (0.02)       (0.01)
  Gain on sale of discontinued operations....................           --          0.46           --         0.22
  Extraordinary gain.........................................         0.03            --           --           --
  Cumulative effect of accounting change.....................        (0.35)           --           --           --
                                                               ------------  ------------  -----------  -----------
  Net income (loss)..........................................   $    (0.27)   $     0.61    $    0.20    $    0.43
                                                               ------------  ------------  -----------  -----------
                                                               ------------  ------------  -----------  -----------
Weighted average shares
  Basic......................................................        811.2         848.4        838.7        800.1
  Diluted....................................................        851.7         880.4        908.5        854.4
Ratio of earnings to fixed charges...........................         1.44          1.29         3.65         2.52

                                                                         AT                        AT
                                                             --------------------------  ----------------------
                                                             DECEMBER 31,  DECEMBER 31,  MARCH 31,   MARCH 31,
                                                               1997(1)     1998(2)(3)(4)  1998(2)     1999(2)
                                                             ------------  ------------  ----------  ----------
BALANCE SHEET DATA
Working capital............................................   $    136.4    $  1,715.6   $    612.5  $    685.7
Assets under management and mortgage programs..............      6,443.7       7,511.9      6,667.0     7,193.5
Total assets...............................................     14,041.5      20,202.1     15,748.5    18,867.1
Long-term debt.............................................      1,246.0       3,362.9      1,056.9     3,357.7
Debt under management and mortgage programs................      5,602.6       6,896.8      6,095.4     6,327.3
Shareholders' equity.......................................      3,921.4       4,835.6      4,263.4     4,093.4
Book value per common share................................         4.71          5.80         5.04        5.26

------------------------

NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) Includes merger-related costs and other unusual charges related to continuing operations of $704.1 million ($504.7 million, after tax or $0.58 per diluted share) primarily associated with the Cendant merger in December 1997 and merger with PHH Corporation in April 1997.

(2) The operating results of the following acquisitions, accounted for under the purchase method of accounting, are included since the respective dates of acquisition: (i) National Parking Corporation in April 1998; (ii) The Harpur Group Ltd. in January 1998; and (iii) Jackson Hewitt, Inc. in January 1998.

(3) Includes a non-cash charge of $50.0 million ($32.2 million, after tax or $0.04 per diluted share) related to the write off of certain equity investments in interactive membership businesses and impaired goodwill associated with the National Library of Poetry, a Cendant subsidiary.

(4) Includes charges of: (i) $433.5 million ($281.7 million, after tax or $0.32 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company; (ii) $351.0 million ($228.2 million, after tax or $0.26 per diluted share) associated with the final agreement to settle the PRIDES securities class action suit; and (iii) $121.0 million ($78.7 million, after tax or $0.09 per diluted share) comprised of the costs of the investigations into previously discovered accounting irregularities at the former CUC business units, including incremental financing costs and separation payments, principally to Cendant's former chairman. The aforementioned charges were partially offset by a credit of $67.2 million ($43.7 million, after tax or $0.05 per diluted share) associated with changes in the estimate of liabilities originally recorded in connection with 1997 merger-related costs and other unusual charges.

    PRO FORMA FINANCIAL INFORMATION. The following summary unaudited pro forma consolidated financial information gives effect to the disposition of the Fleet Business pursuant to the Merger Agreement and the purchase of Shares pursuant to the Offer based on certain assumptions described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements contained in Annex A hereto. The summary unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Financial Statements included in Annex A to this Offer to Purchase. The unaudited pro forma consolidated statement of income data for the year ended December 31, 1998 and for the three months ended March 31, 1999 are presented as if the disposition of the Fleet Business and the purchase of Shares pursuant to the Offer had occurred on January 1, 1998. The unaudited pro forma consolidated balance sheet data as of March 31, 1999 is presented as if the disposition of the Fleet Business and the purchase of Shares pursuant to the Offer had occurred on March 31, 1999. The summary unaudited pro forma consolidated financial information should also be read in conjunction with the consolidated financial statements and related notes thereto of Cendant, as included in Cendant's (i) Annual Report on Form 10-K/A for the year ended December 31, 1998, which was filed with the Commission on May 13, 1999; and (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, which was filed with the Commission on May 17, 1999. The summary unaudited pro forma consolidated financial information does not purport to be indicative of the results that would actually have been obtained had the disposition of the Fleet Business pursuant to the Merger Agreement and the purchase of Shares pursuant to the Offer at the indicated purchase prices been completed at the dates indicated or that may be obtained in the future.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                           THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31, 1998                 MARCH 31, 1999
                                            ------------------------------------  -------------------------------------
                                                             PRO FORMA (1)                         PRO FORMA (1)
                                                       -------------------------             --------------------------

                                                        AT $19.75     AT $22.50               AT $19.75     AT $22.50
                                                         PURCHASE     PURCHASE                 PURCHASE      PURCHASE
                                            HISTORICAL    PRICE         PRICE     HISTORICAL    PRICE         PRICE
                                            ---------  ------------  -----------  ---------  ------------  ------------
STATEMENT OF INCOME DATA
Net revenues..............................  $ 5,086.6   $  4,743.6    $ 4,735.6   $ 1,304.9   $  1,214.1    $  1,212.2
                                            ---------  ------------  -----------  ---------  ------------  ------------
Income from continuing operations before
  income taxes and minority interest......      291.7        179.4        171.4       303.0        281.2         279.3
                                            ---------  ------------  -----------  ---------  ------------  ------------

Income from continuing operations.........      145.7   $     70.2    $    64.8       181.4   $    167.3    $    166.0
                                                       ------------  -----------             ------------  ------------
                                                       ------------  -----------             ------------  ------------
Loss from discontinued operations, net of
  tax.....................................      (10.8)                                (12.1)
Gain on sale of discontinued operations,
  net of tax..............................      404.7                                 192.7
                                            ---------                             ---------
Net income................................  $   539.6                             $   362.0
                                            ---------                             ---------
                                            ---------                             ---------

Income (loss) per share:
Basic
  Income from continuing operations.......  $    0.17   $     0.09    $    0.08   $    0.23   $     0.22    $     0.22
                                                       ------------  -----------             ------------  ------------
                                                       ------------  -----------             ------------  ------------
  Loss from discontinued operations.......      (0.01)                                (0.02)
  Gain on sale of discontinued
    operations............................       0.48                                  0.24
                                            ---------                             ---------
  Net income..............................  $    0.64                             $    0.45
                                            ---------                             ---------
                                            ---------                             ---------

Diluted
  Income from continuing operations.......  $    0.16   $     0.08    $    0.08   $    0.22   $     0.21    $     0.21
                                                       ------------  -----------             ------------  ------------
                                                       ------------  -----------             ------------  ------------
  Loss from discontinued operations.......      (0.01)                                (0.01)
  Gain on sale of discontinued
    operations............................       0.46                                  0.22
                                            ---------                             ---------
  Net income..............................  $    0.61                             $    0.43
                                            ---------                             ---------
                                            ---------                             ---------
Weighted average shares
  Basic...................................      848.4        798.4        798.4       800.1        750.1         750.1
  Diluted.................................      880.4        830.4        830.4       854.4        804.4         804.4

Ratio of earnings to fixed charges........       1.29         1.20         1.18        2.52         2.99          2.95

                                                                                           AT MARCH 31, 1999
                                                                                   ----------------------------------
                                                                           AT                      PRO FORMA (1)
                                                                        DECEMBER              -----------------------
                                                                        31, 1998               AT $19.75    AT $22.50
                                                                        ---------               PURCHASE    PURCHASE
                                                                        HISTORICAL HISTORICAL    PRICE        PRICE
                                                                        ---------  ---------  ------------  ---------
BALANCE SHEET DATA
Working capital.......................................................  $ 1,715.6  $   685.7   $  1,011.1   $ 1,011.1
Assets under management and mortgage programs.........................    7,511.9    7,193.5      3,320.0     3,320.0
Total assets..........................................................   20,202.1   18,867.1     14,484.9    14,484.9
Long-term debt........................................................    3,362.9    3,357.7      3,336.9     3,336.9
Debt under management and mortgage programs...........................    6,896.8    6,327.3      2,902.8     3,040.3
Shareholders' equity..................................................    4,835.6    4,093.4      3,943.8     3,806.3
Book value per common share...........................................       5.80       5.26         5.42        5.23

------------------------

NOTE TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(1) The summary unaudited pro forma consolidated financial information gives effect to the proposed disposition of the Fleet Business to Avis for $1.44 billion in assumed intercompany debt of Holdings which will be subsequently repaid and the issuance of $360 million in convertible preferred stock of Avis Fleet. The pro forma information also gives effect to the use of proceeds from such disposition for the purchase of Shares pursuant to the Offer and the repayment of debt under management and mortgage programs. The pro forma information assumes that 50,000,000 Shares are purchased by Purchaser pursuant to the Offer at prices of $19.75 per Share and $22.50 per Share, respectively.

    ADDITIONAL INFORMATION. Cendant is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Cendant's directors and officers, their remuneration, options granted to them, the principal holders of Cendant's securities and any material interest of such persons in transactions with Cendant is required to be disclosed in proxy statements distributed to Cendant's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning Cendant also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    Purchaser's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, Purchaser and Cendant believe that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, Purchaser and Cendant do not believe that Purchaser's purchase of Shares pursuant to the Offer will cause the remaining Shares of Cendant to be delisted from such exchange.

    Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of Shares. Purchaser and

Cendant believe that, following the purchase of Shares pursuant to the Offer, Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    Any Shares purchased pursuant to the Offer will be transferred directly to Purchaser from the Depositary and retained by Purchaser as treasury stock (unless and until Cendant and Purchaser determine to retire such Shares) and be available for issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in Cendant's businesses, and satisfaction of obligations under existing or future employee benefit plans. Cendant and Purchaser have no current plan for the issuance of Shares repurchased pursuant to the Offer.

    Shares are registered under the Exchange Act, which requires, among other things, that Cendant furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of Cendant's shareholders. Purchaser and Cendant believe that Purchaser's purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    Neither Purchaser, Cendant nor any of their subsidiaries is aware of any license or regulatory permit material to the business of Cendant or any of its subsidiaries (including the Purchaser) that might be adversely affected by Purchaser's acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Purchaser's or Cendant's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, Purchaser and Cendant currently contemplate that they will seek such approval or other action. Purchaser cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Cendant's business. Purchaser's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following describes certain U.S. federal income tax consequences relating to the Offer to holders of Shares that are U.S. holders (as defined below). The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to certain shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code (including, without limitation, certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes or persons who received their Shares through the exercise of employee stock options or otherwise as compensation). In particular, this discussion applies only to U.S. holders. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a "U.S. holder" means:

    - a citizen or resident of the United States;

    - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

    - an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

    Holders of Shares who are not U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

    EACH SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO THE SHAREHOLDER PARTICIPATING IN THE OFFER.

    CHARACTERIZATION OF THE PURCHASE. The purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's Shares or as having received a distribution in respect of stock from Cendant.

    Under Sections 302 and 304 of the Code, a U.S. holder whose Shares are purchased by Purchaser pursuant to the Offer will be treated as having sold its Shares, and thus will recognize capital gain or loss if the purchase:

    - results in a "complete redemption" of the U.S. holder's equity interest in Cendant;

    - results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

    - is "not essentially equivalent to a dividend" with respect to the U.S. holder.

Each of these tests (the "Section 302 tests") is explained more fully below.

    If a U.S. holder satisfies any of the Section 302 tests described above, the U.S. holder will be treated as if it sold its Shares to Purchaser and will recognize capital gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. holder's adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Shares that were sold exceeds one year as of the date of purchase by Purchaser pursuant to the Offer. Certain limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) that is purchased by Purchaser from a U.S. holder pursuant to the Offer. A U.S. holder may be able to designate (generally through its broker) which blocks of Shares it wishes to tender pursuant to the Offer if less than all of its Shares are tendered pursuant to the Offer, and the order in which different blocks will be purchased by Purchaser in the event of proration pursuant to the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

    If a U.S. holder does not satisfy any of the Section 302 tests described above, the purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the entire amount received by a U.S. holder with respect to the purchase of its Shares by Purchaser pursuant to the Offer will be treated as a dividend distribution to the U.S. holder with respect to its Shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent, first, of the U.S. holder's share of Purchaser's current and accumulated earnings and profits (as defined for U.S. federal income tax purposes) and, second, of the U.S. holder's share of Cendant's current and accumulated earnings and profit. To the extent the amount exceeds the U.S. holder's share of Purchaser's and Cendant's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in its Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). The determination of whether a corporation has earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether Cendant and Purchaser will have sufficient current and accumulated earnings and profits to cover the amount of any payment made by Purchaser to U.S. holders to purchase the U.S. holder's Shares pursuant to the Offer. To the extent that a purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's adjusted tax basis in the purchased Shares will be added to any Shares retained by the U.S. holder (and may be lost if the U.S. holder does not actually retain any stock ownership in Cendant).

    CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests, U.S. holders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code, as modified by Section 304 of the Code. Pursuant to the constructive ownership rules, a U.S. holder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests described below, U.S. holders should consult their tax advisors to determine whether Purchaser's purchase of their Shares pursuant to the Offer qualifies for sale treatment in their particular circumstances.

    If a U.S. holder sells Shares to persons other than Purchaser at or about the time the U.S. holder also sells Shares to Purchaser pursuant to the Offer, and the sales effected by the U.S. holder are part of an overall plan to reduce or terminate the U.S. holder's proportionate interest in Cendant, then the sales to persons other than Purchaser may be integrated with the U.S. holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies any of the Section 302 tests described below. U.S. holders should consult their tax advisors regarding the treatment of other sales of Shares which may be integrated with the purchase of their Shares by Purchaser pursuant to the Offer.

    Purchaser and Cendant cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause Purchaser to accept fewer Shares than are tendered. Therefore, no assurance can be given that Purchaser will purchase a sufficient number of a U.S. holder's Shares pursuant to the Offer to ensure that the U.S. holder receives sale treatment, rather than dividend treatment, for U.S. federal income tax purposes pursuant to the rules discussed below.

    SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of Shares by Purchaser pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

    a. COMPLETE TERMINATION TEST. The purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer will result in a "complete redemption" of the U.S. holder's equity interest in Cendant if all of the Shares that are actually owned by the U.S. holder are sold pursuant to the Offer and the Shares that are constructively owned by the U.S. holder are sold pursuant to the Offer or, with respect to Shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of Shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete redemption" test through waiver of the constructive ownership rules should consult their tax advisors.

    b. SUBSTANTIALLY DISPROPORTIONATE TEST. The purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding Shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the Shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all Shares purchased pursuant to the Offer).

    c. NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The purchase of a U.S. holder's Shares by Purchaser pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in Cendant as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. Whether the receipt of cash by a shareholder who sells Shares pursuant to the Offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a U.S. holder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

    CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate U.S. holder, to the extent that any amounts received pursuant to the Offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if a corporate U.S. holder does not satisfy certain holding period requirements with respect to its Shares or if its Shares are treated as "debt financed portfolio stock" within the meaning of Section 246A of the Code. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury department). Accordingly, a corporate U.S. holder will be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed) and, if such portion exceeds the corporate U.S. holder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking into account only the corporate U.S. holder's adjusted tax basis in the Shares that were sold pursuant to the Offer, without regard to other Shares that the corporate U.S. holder may continue to own. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

    FOREIGN SHAREHOLDERS. Generally, the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign shareholder (as defined in Section 3) or his agent, unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available pursuant to a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable U.S. withholding rules and the potential for being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

    SHAREHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE OFFER. Shareholders whose Shares are not purchased by Purchaser pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

    BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's shares. Purchaser also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof.

Additionally, in certain circumstances, if Purchaser waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. Purchaser's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Purchaser must pay the consideration offered or return Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Purchaser further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Purchaser to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) Purchaser increases or decreases the price to be paid for Shares, Purchaser increases or decreases the Dealer Manager's fee, Purchaser increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or Purchaser decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

    Purchaser has retained Banc of America to act as the Dealer Manager in connection with the Offer for which services Banc of America will receive a fee for its services as Dealer Manager of $1 million. Purchaser also has agreed to reimburse Banc of America for its out of pocket expenses, including the fees and expenses of legal counsel, and to indemnify Banc of America and certain related persons against certain liabilities in connection with the Offer and Banc of America's engagement as Dealer Manager in connection with the Offer, including certain liabilities under the federal securities laws. Banc of America and certain of its affiliates have rendered various investment banking and other advisory services to Cendant and its subsidiaries, and have acted as lender and as administrator of certain credit facilities of Cendant and its subsidiaries and of an asset securitization facility relating to the Fleet Business, in the past, for which it has received customary compensation, and can be expected to render similar services to Cendant and its subsidiaries in the future. Purchaser also has retained ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") to act as the Information Agent and as the Depositary in connection with the Offer. ChaseMellon will receive reasonable and customary compensation for its services. Purchaser will also reimburse ChaseMellon for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify ChaseMellon against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Banc of America and ChaseMellon may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. ChaseMellon has not been retained to make solicitations or recommendations in connection with the Offer.

    Purchaser will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than to the Dealer Manager and Information Agent as described above) for soliciting any Shares pursuant to the Offer. Purchaser will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as Purchaser's agent for purposes of the Offer. Purchaser will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Pursuant to Rule 13e-4 promulgated under the Exchange Act, Purchaser has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning Cendant.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, CENDANT, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER, CENDANT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER.

                               CENDANT STOCK CORPORATION

June 16, 1999

                                                                      SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

    Except as set forth below, based upon Purchaser's and Cendant's records and upon information provided to Purchaser and Cendant by their respective directors, executive officers, associates and subsidiaries, neither Purchaser, Cendant nor any of their associates or subsidiaries or persons controlling Cendant and its subsidiaries (including Purchaser) (of which Purchaser and Cendant believe there are none) nor, to the best of Purchaser's and Cendant's knowledge, any of the directors or executive officers of Purchaser and Cendant or any of their subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to June 16, 1999.

    1. From December 1998 to June 16, 1999, Cendant has repurchased an aggregate of 83,892,700 Shares at an average purchase price of $19.0196 per Share pursuant to its ongoing Share Repurchase Program, each in open market purchases on the NYSE. Set forth in the table below is information with regard to Shares repurchased by Cendant pursuant to the Share Repurchase Program during the past 40 business days:

                                                                         NUMBER OF
DATE                                                                      SHARES      PRICE(1)
----------------------------------------------------------------------  -----------  ----------
4/28/1999.............................................................     127,000   $  18.8105
4/29/1999.............................................................     298,500   $  18.9711
4/30/1999.............................................................     649,900   $  18.8865
5/3/1999..............................................................     505,000   $  18.4872

------------------------

(1)   Exclusive of brokerage commission.

    2. Cendant issued Options to purchase an aggregate of 7,950,000 Shares to Cendant's executive officers and directors on April 21, 1999 under Cendant's option plans, as set forth in the table below:

                                                                  NUMBER OF       EXERCISE
NAME                                                           OPTIONS GRANTED      PRICE
-------------------------------------------------------------  ---------------  -------------
Henry R. Silverman...........................................      3,000,000      $  17.875
James E. Buckman.............................................        600,000      $  17.875
Stephen P. Holmes............................................        600,000      $  17.875
Robert D. Kunisch............................................        400,000      $  17.875
Michael P. Monaco............................................        600,000      $  17.875
John W. Chidsey..............................................        850,000      $  17.875
Jon F. Danski................................................        300,000      $  17.875
David M. Johnson.............................................        500,000      $  17.875
Samuel L. Katz...............................................        500,000      $  17.875
Richard A. Smith.............................................        600,000      $  17.875

    3. David M. Johnson, Senior Executive Vice President and Chief Financial Officer of Cendant, purchased 10,000 Shares on the open market at a price of $18.81 per Share on April 28, 1999.

    4. Jon F. Danski, Executive Vice President and Chief Accounting Officer of Cendant purchased 29,000 Shares on the open market at a price of $18.90 per Share on April 29, 1999.

    5. Henry R. Silverman, Chairman of the Board, President and Chief Executive Officer of Cendant, exercised options to purchase 170,000 Shares at a price of $1.29 per Share on April 23, 1999 and sold 70,000 Shares on the open market at a price of $20.2188 per Share on such date.

    6. Robert D. Kunisch, Vice Chairman of Cendant, sold 150,000 Shares on the open market at an average price of $20.1517 per Share on April 23, 1999. On April 30, 1999, Mr. Kunisch sold 50,000 Shares on the open market at an average price of $18.4105 per Share. On May 6, 1999, Mr. Kunisch sold 150,000 Shares on the open market at an average price of $17.6715 per Share.

    7. Samuel L. Katz, Executive Vice President, Strategic Development of Cendant, purchased 5,283.6 Shares at a price of $18.507 per Share on June 10, 1999, through a transaction executed under the Deferred Compensation Plan.

                                                                         ANNEX A

                              CENDANT CORPORATION

                              UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying Unaudited Pro Forma Consolidated Financial Statements of Cendant give effect to the proposed disposition of the Fleet Business. Pursuant to the Merger Agreement, Avis will acquire the net assets of the Fleet Business for $1.44 billion in assumed intercompany debt of Holdings which will be subsequently repaid to PHH, and the issuance of $360 million in convertible preferred stock of Avis Fleet. The unaudited pro forma consolidated financial statements also give effect to the use of proceeds from the disposition of the Fleet Business for the purchase of Shares pursuant to the Offer and the repayment of debt under management and mortgage programs (collectively, the "Transactions"). The pro forma information assumes that Shares are purchased by Purchaser pursuant to the Offer at prices of $19.75 per Share and $22.50 per Share, respectively. Cendant beneficially owns approximately 19% of Avis' outstanding Class A common stock and accounts for such investment utilizing the equity method. The unaudited pro forma consolidated balance sheet as of March 31, 1999 is presented as if the Transactions had occurred on March 31, 1999. The unaudited pro forma consolidated statements of income for the year ended December 31, 1998 and for the three months ended March 31, 1999 are presented as if the Transactions had occurred on January 1, 1998. Such financial statements do not purport to present the results of operations of Cendant had the disposition of the Fleet Business occurred on the dates specified nor are they necessarily indicative of the operating results that may be achieved in the future.

    The accompanying Unaudited Pro Forma Consolidated Financial Statements of Cendant are based on certain assumptions and adjustments described in the Notes thereto, and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of Cendant, as included in Cendant's (i) Annual Report on Form 10-K/A for the year ended December 31, 1998, which was filed with the Commission on May 13, 1999; and (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, which was filed with the Commission on May 17, 1999.

                              CENDANT CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                 (IN MILLIONS)

                                                                                         ASSUMING A $19.75
                                                                                          PURCHASE PRICE
                                                                                      -----------------------
                                                                          HISTORICAL   PRO FORMA
                                                                           CENDANT    ADJUSTMENTS  PRO FORMA
                                                                          ----------  -----------  ----------
ASSETS
Current Assets
  Cash and cash equivalents.............................................  $    520.7   $ 1,390.0(B) $    520.7
                                                                                        (1,390.0)(C)
  Receivables, net......................................................     1,600.8      (504.5)(A)    1,096.3
  Deferred membership commission costs..................................       252.5          --        252.5
  Deferred income taxes.................................................       302.7       (14.8)(A)      287.9
  Other current assets..................................................       874.5       (19.2)(A)      855.3
  Net assets of discontinued operations.................................        61.8          --         61.8
                                                                          ----------  -----------  ----------
Total current assets....................................................     3,613.0      (538.5)     3,074.5
                                                                          ----------  -----------  ----------
  Property and equipment, net...........................................     1,399.9       (96.9)(A)    1,303.0
  Franchise agreements, net.............................................     1,353.4          --      1,353.4
  Goodwill, net.........................................................     3,874.7      (181.0)(A)    3,693.7
  Other intangibles, net................................................       734.2       (47.4)(A)      686.8
  Other assets..........................................................       698.4        (4.9)(A)    1,053.5
                                                                                           360.0(B)
                                                                          ----------  -----------  ----------
Total assets exclusive of assets under programs.........................    11,673.6      (508.7)    11,164.9
                                                                          ----------  -----------  ----------
Assets under management and mortgage programs
  Net investment in leases and leased vehicles..........................     3,873.5    (3,873.5)(A)         --
  Relocation receivables................................................       620.9          --        620.9
  Mortgage loans held for sale..........................................     1,955.6          --      1,955.6
  Mortgage servicing rights.............................................       743.5          --        743.5
                                                                          ----------  -----------  ----------
                                                                             7,193.5    (3,873.5)     3,320.0
                                                                          ----------  -----------  ----------
Total assets............................................................  $ 18,867.1   $(4,382.2)  $ 14,484.9
                                                                          ----------  -----------  ----------
                                                                          ----------  -----------  ----------

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999

                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                         ASSUMING A $19.75
                                                                                          PURCHASE PRICE
                                                                                      -----------------------
                                                                          HISTORICAL   PRO FORMA
                                                                           CENDANT    ADJUSTMENTS  PRO FORMA
                                                                          ----------  -----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and other current liabilities........................  $  1,585.2   $  (852.2)(A)      744.4
                                                                                            11.4(B)
  Deferred income.......................................................     1,342.1       (23.1)(A)    1,319.0
                                                                          ----------  -----------  ----------
Total current liabilities...............................................     2,927.3      (863.9)     2,063.4
                                                                          ----------  -----------  ----------
  Deferred income.......................................................       234.7          --        234.7
  Long-term debt........................................................     3,357.7       (20.8)(A)    3,336.9
  Deferred income taxes.................................................        38.2        33.9(B)       64.3
                                                                                            (7.8)(A)
  Other non-current liabilities.........................................        86.4          --         86.4
  Deferred gain.........................................................          --       180.9(B)      180.9
                                                                          ----------  -----------  ----------
Total liabilities exclusive of liabilities under programs...............     6,644.3      (677.7)     5,966.6
                                                                          ----------  -----------  ----------

Liabilities under management and mortgage programs
  Debt..................................................................     6,327.3    (3,022.0)(A)    2,902.8
                                                                                          (402.5)(C)
                                                                          ----------  -----------  ----------
  Deferred income taxes.................................................       328.6      (130.4)(A)      198.2
                                                                          ----------  -----------  ----------
Mandatorily redeemable preferred securities issued by subsidiary........     1,473.5          --      1,473.5

Shareholders' equity
  Preferred stock, $.01 par value--authorized 10 million shares; none
    issued and outstanding..............................................          --          --           --
  Common stock, $.01 par value--authorized 2 billion shares; issued
    863,046,029.........................................................         8.6          --          8.6
  Additional paid-in capital............................................     3,960.3        15.9(B)    3,976.2
  Retained earnings.....................................................     1,842.2       776.5(B)    2,618.7
  Accumulated other comprehensive loss..................................      (120.2)       45.5(A)      (74.7)
  Treasury stock, at cost, 85.3 million shares--historical and 135.3
    million shares--pro forma...........................................    (1,597.5)     (987.5)(C)   (2,585.0)
                                                                          ----------  -----------  ----------
Total shareholders' equity..............................................     4,093.4      (149.6)     3,943.8
                                                                          ----------  -----------  ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............................  $ 18,867.1   $(4,382.2)  $ 14,484.9
                                                                          ----------  -----------  ----------
                                                                          ----------  -----------  ----------

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                       ASSUMING A $19.75
                                                                                         PURCHASE PRICE
                                                                                    ------------------------
                                                                         HISTORICAL  PRO FORMA
                                                                          CENDANT   ADJUSTMENTS   PRO FORMA
                                                                         ---------  -----------  -----------
REVENUES
  Membership and service fees, net.....................................  $ 4,883.5   $  (293.9)(A)  $ 4,613.2
                                                                                          23.6(D)

  Fleet leasing (net of depreciation and interest costs of $1,279.4
    historical)........................................................       88.7       (88.7)(A)         --
  Other................................................................      114.4        18.0(E)      130.4
                                                                                           4.5(F)
                                                                                          (6.5)(G)
                                                                         ---------  -----------  -----------
Net revenues...........................................................    5,086.6      (343.0)     4,743.6
                                                                         ---------  -----------  -----------

EXPENSES
  Operating............................................................    1,721.5       (91.6)(A)    1,629.9
  Marketing and reservation............................................    1,158.5       (20.3)(A)    1,138.2
  General and administrative...........................................      648.7       (94.2)(A)      554.5
  Depreciation and amortization........................................      314.0       (22.2)(A)      291.8
  Other charges
    Litigation settlement..............................................      351.0          --        351.0
    Termination of proposed acquisitions...............................      433.5          --        433.5
    Executive terminations.............................................       52.5          --         52.5
    Investigation-related costs........................................       33.4          --         33.4
    Merger-related costs and other unusual charges (credits)...........      (67.2)        1.3(A)      (65.9)
    Financing costs....................................................       35.1          --         35.1
  Interest, net........................................................      113.9        (3.7)(A)      110.2
                                                                         ---------  -----------  -----------
Total expenses.........................................................    4,794.9      (230.7)     4,564.2
                                                                         ---------  -----------  -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
  INTEREST.............................................................      291.7      (112.3)       179.4
Provision for income taxes.............................................       95.4       (36.8)(H)       58.6
Minority interest, net of tax..........................................       50.6          --         50.6
                                                                         ---------  -----------  -----------

INCOME FROM CONTINUING OPERATIONS......................................  $   145.7   $   (75.5)   $    70.2
                                                                         ---------  -----------  -----------

PER SHARE INFORMATION:
  Income from continuing operations
    Basic..............................................................  $    0.17                $    0.09
    Diluted............................................................  $    0.16                $    0.08
  Weighted Average Shares
    Basic..............................................................      848.4       (50.0)(C)      798.4
    Diluted............................................................      880.4       (50.0)(C)      830.4

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                       ASSUMING A $19.75
                                                                                         PURCHASE PRICE
                                                                                    ------------------------
                                                                         HISTORICAL  PRO FORMA
                                                                          CENDANT   ADJUSTMENTS   PRO FORMA
                                                                         ---------  -----------  -----------
REVENUES
  Membership and service fees, net.....................................  $ 1,247.9   $   (81.0)(A)  $ 1,172.6
                                                                                           5.7(D)
  Fleet leasing (net of depreciation and interest costs of
    $326.4--historical)................................................       18.6       (18.6)(A)         --
  Other................................................................       38.4          --         41.5
                                                                                           4.5(E)
                                                                                           1.1(F)
                                                                                          (2.5)(G)
                                                                         ---------  -----------  -----------
Net revenues...........................................................    1,304.9       (90.8)     1,214.1
                                                                         ---------  -----------  -----------

EXPENSES
  Operating............................................................      432.4       (30.4)(A)      402.0
  Marketing and reservation............................................      262.2        (5.0)(A)      257.2
  General and administrative...........................................      160.6       (24.7)(A)      135.9
  Depreciation and amortization........................................       91.0        (8.1)(A)       82.9
  Other charges
    Termination of proposed acquisition................................        7.0          --          7.0
    Investigation-related costs........................................        1.7          --          1.7
    Merger-related costs and other unusual charges (credits)...........       (1.3)         --         (1.3)
  Interest, net........................................................       48.3        (0.8)(A)       47.5
                                                                         ---------  -----------  -----------
Total expenses.........................................................    1,001.9       (69.0)       932.9
                                                                         ---------  -----------  -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
  INTEREST.............................................................      303.0       (21.8)       281.2
Provision for income taxes.............................................      106.5        (7.7)(H)       98.8
Minority interest, net of tax..........................................       15.1          --         15.1
                                                                         ---------  -----------  -----------

INCOME FROM CONTINUING OPERATIONS......................................  $   181.4   $   (14.1)   $   167.3
                                                                         ---------  -----------  -----------
PER SHARE INFORMATION:
  Income from continuing operations
    Basic..............................................................  $    0.23                $    0.22
    Diluted............................................................  $    0.22                $    0.21
Weighted Average Shares
    Basic..............................................................      800.1       (50.0)(C)      750.1
    Diluted............................................................      854.4       (50.0)(C)      804.4

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                 (IN MILLIONS)

                                                                                          ASSUMING A $22.50
                                                                                           PURCHASE PRICE
                                                                                       -----------------------
                                                                           HISTORICAL   PRO FORMA
                                                                            CENDANT    ADJUSTMENTS  PRO FORMA
                                                                           ----------  -----------  ----------
ASSETS
Current Assets
  Cash and cash equivalents..............................................  $    520.7   $ 1,390.0(B) $    520.7
                                                                                         (1,390.0)(C)
  Receivables, net.......................................................     1,600.8      (504.5)(A)    1,096.3
  Deferred membership commission costs...................................       252.5          --        252.5
  Deferred income taxes..................................................       302.7       (14.8)(A)      287.9
  Other current assets...................................................       874.5       (19.2)(A)      855.3
  Net assets of discontinued operations..................................        61.8          --         61.8
                                                                           ----------  -----------  ----------
Total current assets.....................................................     3,613.0      (538.5)     3,074.5
                                                                           ----------  -----------  ----------
  Property and equipment, net............................................     1,399.9       (96.9)(A)    1,303.0
  Franchise agreements, net..............................................     1,353.4          --      1,353.4
  Goodwill, net..........................................................     3,874.7      (181.0)(A)    3,693.7
  Other intangibles, net.................................................       734.2       (47.4)(A)      686.8
  Other assets...........................................................       698.4        (4.9)(A)    1,053.5
                                                                                            360.0(B)
                                                                           ----------  -----------  ----------
Total assets exclusive of assets under programs..........................    11,673.6      (508.7)    11,164.9
                                                                           ----------  -----------  ----------
Assets under management and mortgage programs
  Net investment in leases and leased vehicles...........................     3,873.5    (3,873.5)(A)         --
  Relocation receivables.................................................       620.9          --        620.9
  Mortgage loans held for sale...........................................     1,955.6          --      1,955.6
  Mortgage servicing rights..............................................       743.5          --        743.5
                                                                           ----------  -----------  ----------
                                                                              7,193.5    (3,873.5)     3,320.0
                                                                           ----------  -----------  ----------
Total assets.............................................................  $ 18,867.1   $(4,382.2)  $ 14,484.9
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                          ASSUMING A $22.50
                                                                                           PURCHASE PRICE
                                                                                       -----------------------
                                                                           HISTORICAL   PRO FORMA
                                                                            CENDANT    ADJUSTMENTS  PRO FORMA
                                                                           ----------  -----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and other current liabilities.........................  $  1,585.2   $  (852.2)(A)      744.4
                                                                                             11.4(B)
  Deferred income........................................................     1,342.1       (23.1)(A)    1,319.0
                                                                           ----------  -----------  ----------
Total current liabilities................................................     2,927.3      (863.9)     2,063.4
                                                                           ----------  -----------  ----------
  Deferred income........................................................       234.7          --        234.7
  Long-term debt.........................................................     3,357.7       (20.8)(A)    3,336.9
  Deferred income taxes..................................................        38.2        33.9(B)       64.3
                                                                                             (7.8)(A)
  Other non-current liabilities..........................................        86.4          --         86.4
  Deferred gain..........................................................          --       180.9(B)      180.9
                                                                           ----------  -----------  ----------
Total liabilities exclusive of liabilities under programs................     6,644.3      (677.7)     5,966.6
                                                                           ----------  -----------  ----------
Liabilities under management and mortgage programs
  Debt...................................................................     6,327.3    (3,022.0)(A)    3,040.3
                                                                                           (265.0)(C)
                                                                           ----------  -----------  ----------
  Deferred income taxes..................................................       328.6      (130.4)(A)      198.2
                                                                           ----------  -----------  ----------
Mandatorily redeemable preferred securities issued by subsidiary.........     1,473.5          --      1,473.5
Shareholders' equity
  Preferred stock, $.01 par value--authorized 10 million shares; none
    issued and outstanding...............................................          --          --           --
  Common stock, $.01 par value--authorized 2 billion shares; issued
    863,046,029..........................................................         8.6          --          8.6
  Additional paid-in capital.............................................     3,960.3        15.9(B)    3,976.2
  Retained earnings......................................................     1,842.2       776.5(B)    2,618.7
  Accumulated other comprehensive loss...................................      (120.2)       45.5(A)      (74.7)
  Treasury stock, at cost, 85.3 million shares--historical and 135.3
    million shares--pro forma............................................    (1,597.5)   (1,125.0)(C)   (2,722.5)
                                                                           ----------  -----------  ----------
Total shareholders' equity...............................................     4,093.4      (287.1)     3,806.3
                                                                           ----------  -----------  ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............................  $ 18,867.1   $(4,382.2)  $ 14,484.9
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                        ASSUMING A $22.50
                                                                                          PURCHASE PRICE
                                                                                     ------------------------
                                                                          HISTORICAL  PRO FORMA
                                                                           CENDANT   ADJUSTMENTS   PRO FORMA
                                                                          ---------  -----------  -----------
REVENUES
  Membership and service fees, net......................................  $ 4,883.5   $  (293.9)(A)  $ 4,605.2
                                                                                           15.6(D)

  Fleet leasing (net of depreciation
    and interest costs of $1,279.4--historical).........................       88.7       (88.7)(A)         --
  Other.................................................................      114.4        18.0(E)      130.4
                                                                                            4.5(F)
                                                                                           (6.5)(G)
                                                                          ---------  -----------  -----------
Net revenues............................................................    5,086.6      (351.0)     4,735.6
                                                                          ---------  -----------  -----------

EXPENSES
  Operating.............................................................    1,721.5       (91.6)(A)    1,629.9
  Marketing and reservation.............................................    1,158.5       (20.3)(A)    1,138.2
  General and administrative............................................      648.7       (94.2)(A)      554.5
  Depreciation and amortization.........................................      314.0       (22.2)(A)      291.8
  Other charges
    Litigation settlement...............................................      351.0          --        351.0
    Termination of proposed acquisitions................................      433.5          --        433.5
    Executive terminations..............................................       52.5          --         52.5
    Investigation-related costs.........................................       33.4          --         33.4
    Merger-related costs and other unusual charges (credits)............      (67.2)        1.3(A)      (65.9)
    Financing costs.....................................................       35.1          --         35.1
Interest, net...........................................................      113.9        (3.7)(A)      110.2
                                                                          ---------  -----------  -----------
Total expenses..........................................................    4,794.9      (230.7)     4,564.2
                                                                          ---------  -----------  -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
  INTEREST..............................................................      291.7      (120.3)       171.4
Provision for income taxes..............................................       95.4       (39.4)(H)       56.0
Minority interest, net of tax...........................................       50.6          --         50.6
                                                                          ---------  -----------  -----------
INCOME FROM CONTINUING OPERATIONS.......................................  $   145.7   $   (80.9)   $    64.8
                                                                          ---------  -----------  -----------
PER SHARE INFORMATION:
  Income from continuing operations
    Basic...............................................................  $    0.17                $    0.08
    Diluted.............................................................  $    0.16                $    0.08
Weighted Average Shares
    Basic...............................................................      848.4       (50.0)(C)      798.4
    Diluted.............................................................      880.4       (50.0)(C)      830.4

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                        ASSUMING A $22.50
                                                                                          PURCHASE PRICE
                                                                                     ------------------------
                                                                          HISTORICAL  PRO FORMA
                                                                           CENDANT   ADJUSTMENTS   PRO FORMA
                                                                          ---------  -----------  -----------
REVENUES
  Membership and service fees, net......................................  $ 1,247.9   $   (81.0)(A)  $ 1,170.7
                                                                                            3.8(D)

  Fleet leasing (net of depreciation
    and interest costs of $326.4--historical)...........................       18.6       (18.6)(A)         --
  Other.................................................................       38.4         4.5(E)       41.5
                                                                                            1.1(F)
                                                                                           (2.5)(G)
                                                                          ---------  -----------  -----------
Net revenues............................................................    1,304.9       (92.7)     1,212.2
                                                                          ---------  -----------  -----------
EXPENSES
  Operating.............................................................      432.4       (30.4)(A)      402.0
  Marketing and reservation.............................................      262.2        (5.0)(A)      257.2
  General and administrative............................................      160.6       (24.7)(A)      135.9
  Depreciation and amortization.........................................       91.0        (8.1)(A)       82.9
  Other charges
    Termination of proposed acquisition.................................        7.0          --          7.0
    Investigation-related costs.........................................        1.7          --          1.7
    Merger-related costs and other unusual charges (credits)............       (1.3)         --         (1.3)
  Interest, net.........................................................       48.3        (0.8)(A)       47.5
                                                                          ---------  -----------  -----------
Total expenses..........................................................    1,001.9       (69.0)       932.9
                                                                          ---------  -----------  -----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
  INTEREST..............................................................      303.0       (23.7)       279.3
Provision for income taxes..............................................      106.5        (8.3)(H)       98.2
Minority interest, net of tax...........................................       15.1          --         15.1
                                                                          ---------  -----------  -----------
INCOME FROM CONTINUING OPERATIONS.......................................  $   181.4   $   (15.4)   $   166.0
                                                                          ---------  -----------  -----------
PER SHARE INFORMATION:
  Income from continuing operations
    Basic...............................................................  $    0.23                $    0.22
    Diluted.............................................................  $    0.22                $    0.21
  Weighted Average Shares
    Basic...............................................................      800.1       (50.0)(C)      750.1
    Diluted.............................................................      854.4       (50.0)(C)      804.4

      See notes to unaudited pro forma consolidated financial statements.

                              CENDANT CORPORATION

                          NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN MILLIONS, UNLESS OTHERWISE NOTED)

(A) The pro forma adjustments reflects the elimination of the historical balance sheet amounts and operating results of the Fleet Business.

(B) The pro forma balance sheet adjustments reflect the consideration to be received from Avis in connection with the disposition of the Fleet Business to Avis and the anticipated gain on disposition, which is calculated as follows:

Gross cash proceeds..........................................................  $ 1,440.0
Avis Fleet series A cumulative participating 5% redeemable convertible
  preferred stock (7.2 million shares).......................................      360.0
                                                                               ---------
Total consideration..........................................................    1,800.0

Historical net book value of Fleet Business..................................      731.4
Transaction costs (i)........................................................       65.9
Income taxes payable (ii)....................................................       11.4
Deferred tax liabilities (ii)................................................       33.9
                                                                               ---------
Anticipated gain on disposition..............................................      957.4
Less: Deferred gain on disposition (iii).....................................      180.9
                                                                               ---------
Anticipated gain on disposition to be recognized upon consummation (iv)......  $   776.5
                                                                               ---------
                                                                               ---------

        (i) Consists of: (a) $50.0 of cash payments made for professional fees and bonuses directly related to the Transactions; and (b) a $15.9 charge to equity for the accelerated vesting of Cendant stock options held by employees of the Fleet Business.

        (ii) Reflects the anticipated income tax effects from the disposition of the Fleet Business.

       (iii) Reflects a deferral of 18.9% of the anticipated gain on disposition, which is equivalent to Cendant's common stock investment in Avis.

        (iv) The anticipated gain upon disposition of the Fleet Business is reflected as a pro forma adjustment to retained earnings in the unaudited pro forma consolidated balance sheet as of March 31, 1999, and is not included in the unaudited pro forma consolidated statements of income.

(C) The pro forma adjustment reflects the utilization of $1,390.0 of net proceeds ($1,440.0 gross proceeds less $50.0 of transaction costs) to repurchase 50.0 million Shares pursuant to the Offer and the remaining proceeds used to repay debt under management and mortgage programs.

    The utilization of proceeds at the assumed Purchase Prices is calculated as follows:

                                                                                       AT $19.75  AT $22.50
                                                                                       ---------  ---------
Purchase of 50.0 million Shares......................................................  $   987.5  $ 1,125.0
Repayment of debt under management and mortgage programs.............................      402.5      265.0
                                                                                       ---------  ---------
Net proceeds.........................................................................  $ 1,390.0  $ 1,390.0
                                                                                       ---------  ---------
                                                                                       ---------  ---------

                              CENDANT CORPORATION

                          NOTES TO UNAUDITED PRO FORMA

                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN MILLIONS, UNLESS OTHERWISE NOTED)

(D) The pro forma income statement adjustment reflects a reduction of interest expense from the assumed repayment of debt used to finance assets under management and mortgage programs (See Note C). The interest rate for the three months ended March 31, 1999 and the year ended December 31, 1998 was 5.71% and 5.87%, respectively, the weighted average interest rates in effect for such periods. The reduction of interest expense is calculated as follows:

                                                                                         YEAR ENDED
                                                                                     DECEMBER 31, 1998
                                                                              --------------------------------
                                                                                 AT $19.75        AT $22.50
                                                                              PURCHASE PRICE   PURCHASE PRICE
                                                                              ---------------  ---------------
Repayment of debt under management and mortgage programs....................     $   402.5        $   265.0
Weighted average annual interest rate.......................................          5.87%            5.87%
                                                                                    ------           ------
Pro Forma Adjustment........................................................     $    23.6        $    15.6
                                                                                    ------           ------
                                                                                    ------           ------

                                                                                     THREE MONTHS ENDED
                                                                                       MARCH 31, 1999
                                                                              --------------------------------
                                                                                 AT $19.75        AT $22.50
                                                                              PURCHASE PRICE   PURCHASE PRICE
                                                                              ---------------  ---------------
Repayment of debt under management and mortgage programs....................     $   402.5        $   265.0
Weighted average annual interest rate.......................................          5.71%            5.71%
                                                                                    ------           ------
                                                                                 $    23.0        $    15.1
                                                                                    ------           ------
Pro Forma Adjustment........................................................     $     5.7        $     3.8
                                                                                    ------           ------
                                                                                    ------           ------

(E) The pro forma income statment adjustment reflects the preferred stock dividend payable from Avis Fleet to Cendant on the $360.0 of Avis Fleet series A cumulative participating convertible preferred stock at a rate of 5% per annum.

(F) The pro forma income statment adjustment reflects the recognition of a proportional amount of the deferred gain on disposition of the Fleet Business to Avis. The deferred gain is recognized into income over forty years, which is consistent with the period in which Avis is expected to amortize the goodwill generated from their purchase of the Fleet Business.

(G) The pro forma income statment adjustment represents Cendant's equity interest in Avis' pro forma change in their historical earnings giving effect to Avis' acquisition of the Fleet Business. The pro forma adjustment was determined as follows:

                                                                          YEAR ENDED        THREE MONTHS ENDED
                                                                       DECEMBER 31, 1998      MARCH 31, 1999
                                                                      -------------------  ---------------------
Historical net income of Avis.......................................       $    63.5             $    15.2
Avis' pro forma income available to common shareholders giving
  effect to Avis' acquisition of the Fleet Business.................            34.8                   2.8
                                                                               -----                 -----
Pro forma differences...............................................            28.7                  12.4
Cendant's weighted equity ownership percentage in Avis..............           22.74%                20.00%
                                                                               -----                 -----
Pro forma adjustment................................................       $     6.5             $     2.5
                                                                               -----                 -----
                                                                               -----                 -----

(H) The pro forma adjustment reflects the income tax effects related to the disposition of the Fleet Business. The pro forma effective tax rate approximates the historical effective tax rate of Cendant.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

    By Hand Delivery:          By Overnight Delivery:               By Mail:

  120 Broadway, 13(th)
          Floor                  85 Challenger Road              P.O. Box 3301
New York, New York 10271           Mail Drop-Reorg              South Hackensack
  Attn: Reorganization       Ridgefield Park, New Jersey
          Dept.                         07660                   New Jersey 07606
                                                              Attn: Reorganization
                             Attn: Reorganization Dept.              Dept.

                               Facsimile Transmission:
                                   (201) 296-4293

                            Confirm Receipt of Facsimile
                                    by Telephone:
                                   (201) 296-4860

    Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager, as set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                      450 West 33(rd) Street, 14(th) Floor
                            New York, New York 10001
                         Call Toll Free: 1-800-684-8823
                  Bankers and Brokers may call: (212) 273-8035

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]
                         9 West 57th Street, 40th Floor
                            New York, New York 10019
                              Call: (212) 847-5355